Exhibit 6(d)

                          OLSTEIN & ASSOCIATES, L.P.

                           SELLING DEALER AGREEMENT
                        FOR SHARES OF THE OLSTEIN FUNDS



     THIS SELLING DEALER AGREEMENT is made as of the 30th day of November, 1995, between Olstein & Associates, L.P. (the "Distributor") and the broker-dealer executing this Agreement (the "Selling Dealer") who may be acting on behalf of a correspondent broker/dealer for whom it performs clearing services.

     WHEREAS, The Olstein Funds (the "Trust") is registered under the Investment Company Act of 1940 (the "1940 Act"), as amended, as an open-end management investment company and each series of the Trust (each a "Fund" and collectively, the "Funds") is authorized to issue one or more series or classes of shares of common stock or beneficial interest, as the case may be ("Shares");

     WHEREAS, Olstein & Associates, L.P. and Rodney Square Distributors, Inc. (a wholly owned subsidiary of Wilmington Trust Company) are the exclusive national distributors (the "National Distributors") of the Shares pursuant to an agreement with the Trust; and

     WHEREAS, the Selling Dealer desires to serve as a selling dealer for Shares,

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the parties as follows:

1. PURCHASE OF SHARES. The Selling Dealer- may, from time to time purchase Shares from the National Distributors in accordance with the terms of this Agreement. In connection with each such purchase, the Selling Dealer shall act as principal for its own account; the Selling Dealer shall have no authority to act as agent for the National Distributors or any of the Funds. The Selling Dealer agrees that it shall purchase Shares only from the National Distributors, either directly or through a securities dealer, such as Fund/SERV (any such entity being referred to as a "Clearing Broker") with which the Selling Dealer and the National Distributors have established clearing arrangements. The Selling Dealer agrees to purchase Shares of the Funds only in transactions contemplating the simultaneous resale of such Shares to investors, or for its own investment account, and in no event shall the Selling Dealer place orders for Shares unless it has already received customer orders (including orders for its correspondents) to purchase Shares at the applicable Public Offering Price.

2. ACCEPTANCE OF PURCHASE ORDERS. Orders received from the Selling Dealer for the purchase of Shares ("Purchase Orders") shall be accepted by the National Distributors only at the price ("Public Offering Price") set forth in the then effective prospectus used in connection with the sale of such shares (the "Prospectus"). Purchase Orders shall be handled in accordance with such oral or written instructions as the National Distributors may forward to the Selling Dealer from time to time and shall be subject to procedures relating to the purchase of Shares disclosed in the Prospectus. Purchase Orders for Shares of any money market fund listed in Schedule A must be accompanied by full payment in Federal Funds for such Order to be effective. Payment for Shares of any funds listed in Schedule A which are subject to a front-end sales load, or for which Selling Dealers receive commissions advanced by the Distributor ("Load Funds") must be received by the National Distributors within five business days after receipt of the Purchase Order. The National Distributors reserve the right, from time to time and in their commercially reasonable discretion, to limit the aggregate orders for Shares of Load Funds placed by a Selling Dealer, for which payment has not yet been received. In addition, all orders are subject to acceptance or rejection by the National Distributors or the relevant Fund in the commercially reasonable discretion of either. Purchase Orders shall be subject to receipt by the Trust's Transfer Agent of all required documents in proper form and to the minimum initial and subsequent purchase requirements set forth in the Prospectus.

3. DEALER COMPENSATION. The Selling Dealer shall receive compensation in connection with the sale of Shares of Load Funds in the form of commissions or dealer reallowances, all of which are calculated as a percentage of the Public Offering Price applicable to Shares purchased by the Selling Dealer, as specified in the Prospectus, as indicated in Schedule C of this Agreement.

     (a)  Advanced Commissions

     The Selling Dealer shall receive compensation in connection with the sale of Shares of the Trust which are not subject to a front-end sales load in accordance with the provisions of Schedule C of this agreement. Such compensation may include sales commissions advanced by the Distributor in accordance with the prospectus and Schedule C. Selling Dealers and other shareholder servicing agents may also receive compensation for shareholder services as set forth in the prospectus and Schedule C.

     (b)  Front End Sales Loads

     It is understood that for Shares subject to a sales charge the Public Offering Price may reflect variations in sales charges, if any, applicable to the sales of such Shares in accordance with certain purchase plans set forth in such Prospectus and Schedule C of this Agreement. The Selling Dealer agrees that it will make reasonable efforts to apply any such variations uniformly to all offerees in accordance with the provisions of the Prospectus and will not combine customer orders to reach "breakpoints" established in the Prospectus or withhold any customer order so as to profit therefrom. The Selling Dealer agrees and understands that dealer reallowances will be paid based upon the schedule set forth in the Prospectus and that, in accordance


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
     with such schedule, dealer reallowances will be lower in the case of purchases to which reduced sales charges apply. However, where the reduced sales charge is in connection with a letter of intent, adjustment to a higher dealer reallowance will be made to reflect actual purchases by the investor if investor should fail to fulfill the letter of intent. No dealer reallowances shall be payable in respect of Load Fund Shares purchased through reinvestment of dividends or distributions or with respect to Load Fund Shares purchased in exchange for other Shares. If any Load Fund Shares sold to the Selling Dealer under the terms of this Agreement are tendered for redemption or repurchase within thirty business days after the date of confirmation to the Selling Dealer of its purchase order therefor, the Selling Dealer agrees to pay forthwith to the Distributor the full amount of the dealer reallowance on the original sale.

4. REDEMPTIONS, REPURCHASES AND EXCHANGES. Orders for the redemption or repurchase of Shares ("Redemption Orders") as well as exchange requests shall be handled in accordance with procedures set forth in the Prospectus and, to the extent consistent with the Prospectus, oral or written instruction forwarded to the Selling Dealer by the National Distributors from time to time. The National Distributors will, upon request, assist the Selling Dealer in processing Redemption Orders and exchange requests. All such orders and requests are subject to the timely receipt by the Trust's Transfer Agent of all required documents in good order. If such documents are not received within a reasonable time after the order or request is placed, it will be subject to cancellation, in which case the Selling Dealer agrees to be responsible for any resulting loss incurred by the National Distributors or the Funds.

5. COMPLIANCE WITH SECURITIES LAWS. The Selling Dealer shall not offer or sell any Shares except under circumstances that will result in compliance with the applicable federal and state securities laws. In connection with sales and offers to sell Shares, the Selling Dealer will make reasonable efforts to furnish or cause to be furnished to each person to whom any such sale or offer is made, at or prior to the time of offering or sale, a copy of the Prospectus and, if requested, the related statement of additional information (the "SAI"). The National Distributors shall, upon request, supply the SeIIing Dealer with sufficient quantities of Prospectuses and SAls for its use in connection with the offer and sale of the Shares. The Selling Dealer will not furnish to any person any information in connection with the sale of Shares that is inconsistent in any respect with the information contained in such Prospectus or SAI.

     The National Distributors shall, from time to time, inform the Selling Dealer as to the states and jurisdictions in which the Distributor believes the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. The Selling Dealer agrees that it will not offer or sell Shares in any state or Jurisdiction in which such Shares are not registered, unless any such offer or sale is made in a transaction that it believes in good faith qualifies for an exemption from such registration. The Selling Dealer agrees to indemnify the National Distributors and the Trust against any claim, liability, expense or loss



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
     in any way arising out of any sale or exchange of Shares by the Selling Dealer in any state or jurisdiction in which Shares are not so registered or qualified, provided Selling Dealer has not been previously advised by National Distributors that such state or jurisdiction was a qualified or exempt state or jurisdiction.

     The Selling Dealer hereby agrees to maintain all records required by law relating to transactions on the Shares, and upon the reasonable request of the National Distributors, or of the Trust, promptly make such of these records available to the National Distributors or the Trust's
     Administrator as are reasonably requested. In addition the Selling Dealer hereby agrees to establish reasonably appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with the National Distributors and the Trust's Administrator, to enable the Trust to identify the location, type of, and sales to all accounts opened and maintained by the Selling Dealer's customers or by the Selling Dealer on behalf of the Selling Dealer's customers.

     The Selling Dealer hereby agrees to abide by the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD") and all applicable federal and state laws. Reference is specifically made to
     Section 26 of Article III of such Rules, which Section is incorporated herein by reference. The National Distributors assumes no responsibility in connection with the registration of the Selling Dealer under the laws of the various states or under federal law or the Selling Dealer's qualification under any such law to offer or sell Shares. The Selling Dealer agrees to indemnify the National Distributors and the Funds against any claim, liability, expense or loss arising solely out of any sale or exchange of Shares by the Selling Dealer in any state or jurisdiction in which the Selling Dealer is not so registered or qualified.

     The signing of this Agreement and the purchase of Shares pursuant hereto is a representation to the National Distributors that the Selling Dealer is a member in good standing of the NASD and a properly registered broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act"), as
     amended.   This Agreement shall terminate automatically in the  event  of the Selling Dealer ceases to be a member in good standing of the NASD or upon the occurrence of any event adversely affecting the Selling Dealers registration as a broker-dealer under the 1934 Act.

     The Selling Dealer represents and warrants that it is a member of the Securities Investor Protection Corporation ("SIPC") in good standing and agrees to notify the Selling Dealer of any changes in the Selling Dealers status with the SIPC. Notwithstanding the aforementioned, the Selling Dealer agrees to make a notation on all confirmations for transactions stating, when appropriate, that it is a not a member of the SIPC as required by Rule 10b-10 of the 1934 Act.

6. USE OF SALES MATERIALS. The Selling Dealer shall not use any advertising or sales materials of any kind relating to the Funds or using the name of the Trust, the Funds or the National Distributors, or any affiliate thereof, unless such material is provided to the Selling Dealer by the National Distributors or unless the Selling Dealer has obtained the prior written consent of the National Distributors. Neither the Selling Dealer nor any other person is authorized to make any representation in connection with the offer and sale of the Shares except those contained in the Prospectus and SAI or as expressly authorized in writing by the National Distributors. If the Selling Dealer should make any such unauthorized representation, or use, or cause others to use, advertising or sales material not provided to the Selling Dealer by the National Distributors or without the National Distributors' prior approval, the Selling Dealer shall indemnify the National Distributors and the relevant Fund from and against any and all claims, liability, expense or losses arising solely out of such representation.

7. CONFIRMATIONS. The Selling Dealer agrees to send confirmations of orders to its customers as required by Rule 10b-10 of the 1934 Act and agrees to pay any costs in connection therewith. The Selling Dealer agrees to use all reasonable efforts to ensure that taxpayer identification numbers provided by it on behalf of investors are correct.

8. SUSPENSION OF SALES; AMENDMENTS. The Distributor shall have full authority to take such commercially reasonable action as it may deem advisable in respect of all matters pertaining to the continuous offering of Shares, in particular and without limitation, the right in its reasonable discretion and without notice to the Selling Dealer to suspend sales or withdraw the offering of Shares. Upon notice to the Selling Dealer, the Distributor may amend this Agreement and the Selling Dealer agrees that any Purchase Order placed by it after notice and acceptance of any amendment to this Agreement has been sent to the Selling Dealer shall constitute its agreement to such amendment.

9. FEES PURSUANT TO RULE 12B-I PLAN. The Selling Dealer shall be entitled to receive certain fees in connection with its sales, promotional and shareholder servicing efforts hereunder in accordance with the Plan of Distribution adopted by the Fund. Such fees shall be payable in the amounts and in the manner set forth in Schedule C to this agreement, which Schedule C is expressly incorporated herein.

10. NO AGENCY CREATED. Nothing in this Agreement shall be deemed or construed to make the Selling Dealer an employee, agent, representative or partner of the Trust or of any of the Funds or of the National
     Distributors, and the Selling Dealer is not authorized to act for the National Distributors or for the Trust or any Fund or to make any representations on their behalf. The Selling Dealer acknowledges that this Agreement is not exclusive and that the National Distributors may enter into similar arrangement with others. The Selling Dealer and the National Distributors agree that each will be responsible for its own expenses in connection with its activities hereunder and each will be responsible for complying with the federal and state laws governing the operation of their respective business and the NASD Rules.

11. TERMINATION AND ASSIGNMENT. This Agreement shall also be terminable without penalty upon thirty (30) days' written notice to the Distributor by the Selling Dealer and upon thirty (30) days' written notice to the Selling Dealer by the Distributor; provided, however, that any termination of this Agreement by operation of this Section 11 shall not affect any unpaid obligations under Sections 2, 3 or 9 of this Agreement. This Agreement shall not be assignable by any of the parties hereto. Nothing in this agreement is intended to confer upon any person other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, other than those expressly set forth herein.

12. LEGAL FEES. If any claims are asserted against the National Distributors or the Trust solely regarding claims as to which the Selling Dealer has indemnified such parties herein, the parties shall have the right to engage in their own defense, including the selection and engagement of counsel of their choosing and all costs of such defense shall be borne by the Selling Dealer, provided shall have the right to approve such counsel after written application by such National Distributors or trust has been made. Such consent shall not be unreasonably withheld.

13. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the National Distributors, at 1100 N. Market Street, Wilmington, Delaware, 19890; if to the Selling Dealer at the address listed on Schedule B.

14. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements.

15. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of New York without regard to the conflict of law rules.

     Any controversy relating to the rights and obligations of the parties, the terms of this agreement or the interpretation thereof shall be decided by arbitration in accordance with the arbitration rules then in effect and before a panel of arbitrators appointed by the NASD.

16. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.






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
17. CLEARING BROKERS. The National Distributors acknowledge that the Selling Dealer may act as a clearing broker, or may utilize the services of one or more Clearing Brokers with respect to purchases of Shares by the Selling Dealers customers. The Selling Dealer acknowledges that this agreement authorizes only it, and not any correspondent for which Selling Dealer clears, to offer or sell Shares under this Agreement. The National Distributors agrees to accept Purchase Orders from any correspondent that the Selling Dealer identifies to the National Distributors in writing as authorized to place orders on the Selling Dealer's behalf, provided that the Selling Dealer agrees that the
     National Distributors and the Funds shall be entitled to treat such orders as though they had been placed by the Selling Dealer directly. In addition, except where the context otherwise requires, references in this Agreement to the Selling Dealer shall be deemed to include references to the Selling Dealer or any correspondent for which it clears. The Selling Dealer agrees to make reasonable efforts to make any such correspondent aware of the Selling Dealers obligations and agreements under this Agreement. Neither the National Distributors nor the Trust shall be liable hereunder to the Selling Dealer or to any Clearing Broker for any claim, liability, expense or loss arising solely from the Selling Dealers arrangements with such Clearing Broker, and the Selling Dealer agrees to hold the National Distributors and the Trust harmless from and against any claim, liability, expense or loss arising solely from the activities of the Clearing Broker in connection with Purchase Orders, Redemption Orders or exchange requests actually initiated by the Selling Dealer.

18. INDEMNIFICATION. Olstein & Associates, L.P. and the funds for which Rodney Square Distributors, Inc. acts as distributor ("Olstein") agree to indemnify Bear, Stearns & Co., Inc. and Bear Steams Securities Corp. ("Bear Steams"), its officers, directors, employees and any person who is or may be deemed a controlling person of Bear Steams, harmless from and against any losses, claims, damages, liabilities or expenses (including reasonable fees of counsel) to which Bear Steams or any such person or entity may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based on a) any untrue statement or alleged untrue statement of material fact or any omission or alleged omission to state a material fact made or omitted by Olstein any offering, sales or other document supplied to or utilized by Bear Steams, or b) any misfeasance, misconduct or negligence on the part of Olstein, its employees, officers, directors, agents or assigns in the performance of its duties or obligations hereunder.






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     IN  WITNESS WHEREOF, the parties have executed this Agreement as  of  the day and year first above written.



OLSTEIN & ASSOCIATES, L.P.                   SELLING DEALER:


By:  /s/ Robert A. Olstein                   BEAR STEARNS SECURITIES CORP.
     Robert A. Olstein, President




                                             By:  /s/ William C. Steinberg
                                                  William C. Steinberg
                                                  Vice President








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

                          OLSTEIN & ASSOCIATES, L.P.

                           SELLING DEALER AGREEMENT

                                  SCHEDULE A


LOAD FUNDS

THE OLSTEIN FUNDS

     THE OLSTEIN FINANCIAL ALERT FUND

                          OLSTEIN & ASSOCIATES, L.P.

                           SELLING DEALER AGREEMENT

                                  SCHEDULE B



Broker/Dealer Name: Bear Stearns & Co., Inc.


Address:            245 Park Avenue
                    New York, NY  10167

                          OLSTEIN & ASSOCIATES, L.P.

                           SELLING DEALER AGREEMENT

                         DEALER COMPENSATION SCHEDULE


     As compensation for sales of shares of the Olstein Financial Alert Fund (the "Fund") by the Selling Dealer, and as compensation for such Selling Dealer's ongoing shareholder servicing and distribution functions, the Selling Dealer will receive the following fees:

     * 1.5% of the dollar amount of shares sold (excluding any shares sold to customers through reinvestment of dividends and/or capital gains), to be paid by Olstein & Associates, L.P., provided that the shares are not redeemed or repurchased by the Fund within seven (7) business days after confirmation of the original purchase order for such shares. In the event the full purchase price of the Shares is transmitted to the Fund for investment, this payment shall be made by Olstein & Associates, L.P. If the Selling Dealer remits payment to the Fund net of this amount, Olstein & Associates, L.P. will pay to the Fund the amount required to fulfill the investment. Selling Dealer agrees that it will be obligated for any amount retained if the Shares are redeemed within seven (7) business days.

     * For outstanding shares of the Fund held in accounts for which the Selling Dealer continues to be named as the broker of record one (1) year following the original purchase, the Selling Dealer will receive, payable quarterly, from the end of the first year until the end of the fifth year following the original purchase, 90% of the total annual 12b-I fees paid by the Fund in relation to such shares. The Selling Dealer's payment will consist of one-hundred percent (100%) of the administrative 12b-1 fee (currently 0.25% per annum), and eighty-six and two-thirds percent (86 2/3%) of the distribution 12b-1 fee (currently 0.75% per annum).

     * For outstanding shares of the Fund held in accounts for which the Selling Dealer continues to be named as the broker of record five
          (5) years following the original purchase, from such fifth year and until such shares are redeemed, the Selling Dealer will receive, payable quarterly, 75 % of the total 12b-1 fees paid by the Fund in relation to such shares.

It is understood that the above compensation arrangement may be amended at any time, subject to written approval by all interested parties.